BY-LAWS
OF
HARLEY-DAVIDSON, INC.
(a Wisconsin corporation)
(as amended through February 12, 2009)

ARTICLE I.
SHAREHOLDERS

1.01	Annual Meeting. The annual meeting of the shareholders of the corporation (the “Annual Meeting”) shall be held at such time and date as may be fixed by or under the authority of the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly come before the Annual Meeting. If the election of directors shall not be held on the day fixed as herein provided for any Annual Meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders (a “Special Meeting”) as soon thereafter as conveniently may be. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment.

1.02	Special Meetings.

(a)	A Special Meeting may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors and shall be called by the Board of Directors upon the demand, in accordance with this Section 1.02, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

(b)	In order that the corporation may determine the shareholders entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the “Demand Record Date”). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than 10 days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within 10 days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within 10 days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first day on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder’s notice described in Article IX of the Restated Articles of Incorporation.

(c)	In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting, calculated as if the Demand Record Date were the record date for the Special Meeting, must be delivered to the corporation. To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the corporation pursuant to paragraph (b) of this Section 1.02), shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the corporation’s books, of each shareholder signing such demand and the class or series and number of shares of the corporation which are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within 70 days after the Demand Record Date.

(d)	The corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph (c) of this Section 1.02, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined herein), pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the corporation’s costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation’s own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the respective meanings set forth below.

(i)	“Affiliate” shall have the meaning assigned to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(ii)	“Participant” shall have the meaning assigned to such term in Rule 14a-12 promulgated under the Exchange Act.

(iii)	“Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(iv)	“Proxy” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(v)	“Solicitation” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(vi)	“Soliciting Shareholder” shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, each of the following Persons:

(A)	if the number of shareholders signing the demand or demands for a meeting delivered to the corporation pursuant to paragraph (c) of this Section 1.02 is 10 or fewer, each Person signing any such demand; or

(B)	if the number of shareholders signing the demand or demands for a meeting delivered to the corporation pursuant to paragraph (c) of this Section 1.02 is more than 10, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the corporation of the documents described in paragraph (c) of this Section 1.02, had engaged or intended to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation).

A “Soliciting Shareholder” shall also mean each Affiliate of a Soliciting Shareholder described in clause (A) or (B) above who is a member of such Soliciting Shareholder’s “group” for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Soliciting Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (c) of this Section 1.02 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 1.02 from being evaded.

(e)	Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by the Board of Directors. In the case of any Special Meeting called by the Board of Directors upon the demand of shareholders (a “Demand Special Meeting”), the date of the Demand Special Meeting shall be not more than 70 days after the Meeting Record Date (as defined in Section 1.05 of these by-laws); provided that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within 10 days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting, calculated as if the Demand Record Date were the record date for the Special Meeting, are delivered to the corporation (the “Delivery Date”), then such meeting shall be held at 2:00 p.m. (local time) on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting.

(f)	The corporation may engage independent inspectors of elections to act as an agent of the corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the corporation until the earlier of (i) 5 Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting calculated as if the Demand Record Date were the record date for the Special Meeting. Nothing contained in this paragraph shall in any way be construed to limit the ability of the Board of Directors or any shareholder to contest the validity of any demand, whether during or after such 5 Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

(g)	For purposes of these by-laws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

1.03	Place of Meeting. The Board of Directors may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting, or for any postponement thereof. Any meeting adjourned pursuant Section 1.06 may be reconvened at any place designated by vote of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer.

1.04	Notice of Meeting. Written notice stating the place, day and hour of any Annual Meeting or Special Meeting shall be delivered not less than 10 (unless a longer period is required by law) nor more than 70 days before the date of such meeting. In the event of any Demand Special Meeting, such notice of meeting shall be sent prior to the later of (x) two days after the Meeting Record Date for such Demand Special Meeting and (y) 30 days after the Delivery Date. Unless otherwise required by the law, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 1.02 of these by-laws.

1.05	Fixing of Record Date. The Board of Directors may fix in advance a date not less than 10 days and not more than 70 days prior to the date of any Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the “Meeting Record Date”). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the meeting.

1.06	Postponement; Adjournment. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution by shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board or the Chief Executive Officer or pursuant to a resolution of the Board of Directors; provided, however, that a Demand Special Meeting adjourned pursuant to clause (ii) must be reconvened on or before the 100th day following the Delivery Date. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have the power to adjourn the meeting from time to time until a quorum is present. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

1.07	No Nominee Procedures. The corporation has not established, and nothing in these by-laws shall be deemed to establish, any procedure by which a beneficial owner of the corporation’s shares that are registered in the name of a nominee is recognized by the corporation as the shareholder under Section 180.0723 of the Wisconsin Business Corporation Law.

1.08	Conduct of Meetings. The Chairman of the Board, or in his or her absence such other officer as may be designated by the Board of Directors, shall be the chairman at shareholders’ meetings. The Secretary of the corporation shall be the secretary at shareholders’ meetings, but in his or her absence the chairman of the meeting may appoint a secretary for the meeting. The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations or procedures and to do all acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

ARTICLE II.
BOARD OF DIRECTORS

2.01	Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting.

2.02	Special Meetings. Special meetings of the Board of Directors may be held at any time upon the call of the Chairman of the Board or the Chief Executive Officer and shall be called by the Chief Executive Officer or Secretary if directed by the Board of Directors.

2.03	Quorum. Except as otherwise provided by law or by the Restated Articles of Incorporation of these by-laws, one-half of the number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but a majority of the directors present (through less than such quorum) may adjourn the meeting from time to time without further notice.

2.04	Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law, the Restated Articles of Incorporation, these by-laws or any contract or agreement to which the corporation is a party.

2.05	Committees. There may be an Executive Committee. There shall be an Audit Committee composed of independent directors. There shall be a Compensation Committee composed of independent directors. The Board of Directors by resolution adopted by the affirmative vote of a majority of the number of directors then in office may create one or more additional committees. Each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. Except as otherwise provided by law, each committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise such power and authority as the Board of Directors shall specify.

2.06	Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting of these by-laws, members of the Board of Directors (and any committee thereof) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone.

2.07	Retirement. Notwithstanding that directors are elected for a three year term, a director shall automatically cease to be a director of the corporation effective upon the commencement of the Annual Meeting immediately following such director’s seventy-second (72nd ) birthday. Each director, other than a director who is serving or has served as the Chief Executive Officer of the corporation, whose position of principal employment, occupation or affiliation changes substantially, and each director who develops a conflict of interest with the corporation as a result of changes in the business of the corporation, such director’s personal interests or such director’s principal employer, after his or her most recent election to the Board of Directors shall submit his or her resignation as a director of the corporation promptly following such change, and the Board of Directors (without such director present if the Board of Directors so chooses) shall consider whether to accept such resignation in the interests of the corporation. A director who has submitted his or her resignation shall not be entitled to vote upon the acceptance or rejection of such resignation by the Board of Directors. Resignations pursuant to this bylaw shall be effective immediately upon acceptance by the Board of Directors or such later date as determined by the Board of Directors.

2.08	Director Election.

(a)	In an election of directors that is not a Contested Election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) must tender his or her resignation to the Chairman of the Board promptly following certification of the shareholder vote. For purposes of this by-law, a “Contested Election” is an election of directors of the corporation as to which the Chairman of the Board determines that, at the Determination Date, the number of persons properly nominated to serve as directors exceeds the number of directors to be elected in such election. Such a resignation should be effective at such time (if any) as the Board of Directors accepts the resignation, and the resignation should so specify. The “Determination Date” is (i) the day after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, when such meeting occurs after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Restated Articles of Incorporation or these by-laws, or (ii) the day after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Restated Articles of Incorporation or these by-laws, when the last day for such a proposal occurs after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, whichever of clause (i) or (ii) is applicable.

(b)	Promptly after the Chairman of the Board receives a resignation submitted by a director receiving a Majority Withheld Vote, the Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board of Directors whether the Board of Directors should accept the tendered resignation or reject it. In considering whether to recommend that the Board of Directors accept or reject the tendered resignation, the Nominating and Corporate Governance Committee may consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee.

(c)	The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors may consider the factors that the Nominating and Corporate Governance Committee considered to the extent communicated by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ decision, the corporation will promptly publicly disclose in a Current Report on Form 8-K filed with or furnished to, as applicable, the Securities and Exchange Commission the Board of Directors’ decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Notwithstanding the foregoing, the Board of Directors may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the corporation and its shareholders.

(d)	Any director who tenders a resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or the Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee received Majority Withheld Votes at the same election, then the independent directors who are on the Board of Directors who did not receive Majority Withheld Votes or who were not standing for election will appoint a committee of the Board of Directors for the purpose of considering the tendered resignations, and such committee will recommend to the Board of Directors whether to accept or reject them. This committee may, but need not, consist of all of the independent directors who did not receive Majority Withheld Votes or who were not standing for election but will not include any director who received a Majority Withheld Vote.

(e)	The foregoing will not apply in an election of directors that is a Contested Election.

(f)	This by-law will be summarized or included in each proxy statement relating to an election of directors of the corporation.

ARTICLE III.
OFFICERS

3.01	Officers. The principal officers of the corporation shall be a Chief Executive Officer, a President, one or more Vice-Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. The Board of Directors may also authorize any duly appointed officer to appoint one or more officers or assistant officers. All officers shall have the usual powers and shall have the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer may be suspended by the Chief Executive Officer or President with or without cause.

3.02	Removal. The Board of Directors may remove any officer and, unless restricted by the Board of Directors or these by-laws, an officer may remove any officer or assistant officer appointed by that officer, at any time, with or without cause.

ARTICLE IV.
GENERAL PROVISIONS

4.01	Notices. Whenever any statute, the Restated Articles of Incorporation or these by-laws requires notice to be given to any director or shareholder, such notice may be given in writing (a) by mail, addressed to such director or shareholder at his or her address as it appears on the records of the corporation (or such other address as a director may have designated in writing filed with the Secretary), with postage therein prepaid, or (b) by “electronic transmission” (as defined in the Wisconsin Business Corporation Law) in a manner authorized by the director or shareholder. Any such notice by mail shall be deemed to be effective when it is deposited in the United States mail. Any such notice by electronic transmission shall be deemed to be effective when it is electronically transmitted in a manner authorized by the recipient. Notice to directors may also be given in person or by other method of delivery (meaning any method of delivery used in conventional commercial practice, including delivery by hand, commercial overnight delivery or private carrier); by telephone, including voice mail, answering machine or answering service; or by any other electronic means. Oral notice is effective when communicated. Other written notice is effective as follows: if delivered in person or by private carrier, when received; if given by commercial overnight delivery, on the day the service undertakes to make delivery; if given by facsimile, at the time transmitted to a facsimile number the recipient has provided; and if given by telegraph, when delivered to the telegraph company.

4.02	Fiscal Year. The fiscal year of the corporation shall be fixed by the Board of Directors.

ARTICLE V.
INDEMNIFICATION

5.01	Certain Definitions. The following capitalized terms (including any plural forms thereof) used in this Article V shall be defined for purposes of this Article V as follows:

(a)	“Authority” shall mean the persons or entity selected by the Director or Officer to determine his or her right to indemnification pursuant to Section 5.04.

(b)	“Board” shall mean the entire then elected and serving Board of Directors of the Corporation, including without limitation all members thereof who are Parties to the subject Proceeding or any related Proceeding.

(c)	“Breach of Duty” shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 5.04, to constitute misconduct under Section 180.0851(2)(a) l, 2, 3 or 4 of the Statute.

(d)	“Corporation,” as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this corporation, including, without limitation, any successor corporation or entity to this corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this corporation.

(e)	“Corporation Affiliate” shall include, without limitation, any corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, whether domestic or foreign, that is an Affiliate (as defined in Section 1.02(d)(i) of these by-laws) of the Corporation.

(f)	“Director or Officer” shall have the meaning set forth in the Statute; provided, that, for purposes of this Article V, (i) “Director or Officer” shall include a director or officer of a Subsidiary (whether or not otherwise serving as a Director of Officer), (ii) the term “employee benefit plan” as used in Section 180.0850(2)(c) of the Statute shall include an employee benefit plan sponsored, maintained or contributed to by a Subsidiary and (iii) it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, member, trustee, member of any governing or decision-making committee, manager, employee or agent of a Corporation Affiliate shall be so serving at the request of the Corporation.

(g)	“Disinterested Quorum” shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

(h)	“Expenses” shall mean and include fees, costs, charges, disbursements, attorney fees and any other expenses incurred in connection with a Proceeding.

(i)	“Liability” shall mean and include the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable Expenses.

(j)	“Party” shall have the meaning set forth in the Statute; provided, that, for purposes of this Article V, the term “Party” shall also include any Director or Officer or employee of the Corporation who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

(k)	“Proceeding” shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article V, the term “Proceeding” shall include without limitation all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) involving any appeal from a Proceeding; and (iv) in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

(l)	“Statute” shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

(m)	“Subsidiary” shall mean any direct or indirect subsidiary of the Corporation as determined for financial reporting purposes, whether domestic or foreign.

5.02	Mandatory Indemnification of Directors and Officers. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is a Director or Officer.

5.03	Procedural Requirements.

(a)	A Director or Officer who seeks indemnification under Section 5.02 shall make a written request therefor to the Corporation. Subject to Section 5.03(b), within sixty days of the Corporation’s receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 5.05).

(b)	No indemnification shall be required to be paid by the Corporation pursuant to Section 5.02 if, within such sixty-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

(c)	In case of nonpayment pursuant to Section 5.03(b), the Board shall immediately authorize by resolution that an Authority, as provided in Section 5.04, determine whether the Director’s or Officer’s conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

(d)	(i) If the Board does not authorize an Authority to determine the Director’s or Officer’s right to indemnification hereunder within such sixty-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

5.04	Determination of Indemnification.

(a)	If the Board authorizes an Authority to determine a Director’s or Officer’s right to indemnification pursuant to Section 5.03, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

(i)	An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

(ii)	A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects (other than this Article V), such panel shall be governed by the American Arbitration Association’s then existing Commercial Arbitration Rules; or

(iii)	A court pursuant to and in accordance with Section 180.0854 of the Statute.

(b)	In any such determination by the selected Authority, there shall exist a rebuttable presumption that the Director’s or Officer’s conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

(c)	The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

(d)	If the Authority determines that indemnification is required hereunder, then the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 5.05), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority’s opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification against Liabilities’ incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, then the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

(e)	The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation, regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

(f)	All Expenses incurred in the determination process under this Section 5.04 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

5.05	Mandatory Allowance of Expenses.

(a)	The Corporation shall pay or reimburse from time to time or at any time, within ten days after the receipt of the Director’s or Officer’s written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

(i)	The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

(ii)	The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 5.05 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 5.04.

(b)	If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 5.05, then such Director or Officer shall not be required to pay interest on such amounts.

5.06	Indemnification and Allowance of Expenses of Certain Others.

(a)	The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of a Corporation Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Corporation Affiliate.

(b)	The Corporation shall indemnify an employee who is not a Director or Officer, to the extent he or she has been successful on the merits or otherwise in defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation.

(c)	The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in Section 5.06(b)) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such and who is not a Director or Officer.

5.07	Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article V.

5.08	Notice to the Corporation. A Director or Officer or an employee of the Corporation shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding that may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director or Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers only, by an Authority selected pursuant to Section 5.04(a)).

5.09	Severability. If any provision of this Article V shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article V contravene public policy, then this Article V shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation’s intention to provide Directors and Officers with the broadest possible protection against personal liability allowable under the Statute.

5.10	Nonexclusivity of Article V. The rights of a Director or Officer or an employee of the Corporation (or any other person) granted under this Article V shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director or Officer or employee of the Corporation (or such other person) may be entitled to under any written agreement, Board resolution, vote of shareholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article V shall be deemed to limit the Corporation’s obligations to indemnify against Liabilities or allow Expenses to a Director or Officer or an employee of the Corporation under the Statute.

5.11	Contractual Nature of Article V; Repeal or Limitation of Rights. This Article V shall be deemed to be a contract between the Corporation and each Director or Officer and employee of the Corporation and any repeal or other limitation of this Article V or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article V with regard to acts, omissions or events arising prior to such repeal or limitation. If the Statute is amended to permit or require the Corporation to provide broader indemnification rights than this Article V permits or requires, then this Article V shall be automatically amended and deemed to incorporate such broader indemnification rights.